Exhibit 10.8

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is dated 9 August 2023 (the “Effective Date”) by and between AgeX Therapeutics, Inc., a corporation, having a registered office at 1101 Marina Village Parkway, Suite 201, Alameda, CA., 94501 and Affiliates (“Company” or “AgeX”) and Joanne Hackett with an address at 60 Clarendon Court, 43 Golden Lane, London, EC1Y 0AD (the “Consultant”).

AgeX and the Consultant are sometimes collectively referred to herein as the “Parties” and individually as a “Party”.

In consideration of the mutual covenants, promises, and agreements herein contained and for other good and valuable considerations, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Engagement. The Company hereby agrees to engage Consultant to provide to the Company the consulting services described in Exhibit A (the “Services”). Consultant accepts such engagement. Consultant shall report to the Board of Directors of the Company with regard to the Services performed.

2. Qualifications. The Consultant represents that they have all the necessary knowledge, experience, abilities, qualifications and contracts to effectively perform the Services. The Consultant represents that they shall provide the Services in such manner as to permit the Company to have full benefit of their knowledge, experience, abilities, qualifications and contacts and that they shall provide the Services in strict compliance with all applicable laws and regulations.

3. Payment for Services. The Company shall pay Consultant the fees determined in accordance with Exhibit A.

4. Independent Contractor.

a) Consultant is an independent contractor of the Company and nothing in this Agreement shall be deemed to constitute Consultant as an employee of the Company. Consultant shall continue to serve as a director of the Company.

b) Consultant is responsible for all of Consultant’s own business licenses and expenses and shall not be reimbursed by the Company for any costs or expenses incurred by Consultant in performing Services under this Agreement except to the extent set forth on Exhibit A. Any and all expenses will need pre-approval of the Company including but not limited to third party consultancies, travel, entertainment, parking and cellular phone expenses. The reimbursement request will be duly supported by appropriate documents, receipts etc.

c) Consultant acknowledges and agrees that the fees for the Services to be paid under Section 3 of this Agreement shall be the sole and exclusive compensation payable to Consultant in respect of the Services. Consultant shall not be entitled to participate in any retirement, pension, life, health, accident and disability insurance, or other similar employee benefit plans which may be adopted by the Company for its executive officers or employees.

d) Consultant represents and warrants to the Company that Consultant is under no obligations or commitments, whether contractual or otherwise, that would prohibit Consultant from performing Services as a consultant to the Company as provided in this Agreement.

e) Consultant represents and warrants that Consultant will not use or disclose in connection with the performance of the Services any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which Consultant knows that any other person has any right, title or interest, except to the extent that Consultant holds, or the Company has informed Consultant that Company holds, a valid license or other written permission for such use from the owner(s) thereof.

f) If requested by the Company, Consultant shall complete and provide the Company with a Form W-9 or Form W-7 or other applicable United States taxpayer identification form.

5. Confidential Information.

a) During Consultant’s engagement as consultant, Consultant will have access to, or the Company may disclose to Consultant, trade secrets and confidential information of the Company. For purposes of this Agreement, “Confidential Information” means any technical, tangible or business information disclosed by the Company to the Consultant that: (a) if disclosed in writing, is marked “confidential” or “proprietary” at the time of such disclosure; (b) if disclosed orally, is identified as “confidential” or “proprietary” at the time of such disclosure; or (c) under the circumstances, a person exercising reasonable business judgement or having a reasonable knowledge of the state of the art of the technology would understand to be confidential or proprietary. Confidential Information does not include: (i) information that is or becomes publicly known or available in the public domain other than through unauthorized disclosure by Consultant; (ii) information that the Consultant can evidence was in Consultant’s possession or knowledge prior to Consultant’s engagement by the Company; or (iii) information disclosed without a confidential restriction to Consultant by a third party (other than the Designated Company) who did not obtain the information from the Company and who is not subject to a contractual obligation to keep such information confidential for the benefit of the Company. The Consultant agrees: (a) to maintain Confidential Information disclosed by the Company in strict confidence; (b) except as expressly permitted below, not to disclose such Confidential Information to any third parties; and (c) not to use any such Confidential Information for any purpose except for the provision of the Services. Notwithstanding the foregoing, if Consultant makes a confidential disclosure of a trade secret or other Confidential Information to a government official or an attorney for the sole purpose of reporting a suspected violation of law, or in a court filing under seal, Consultant shall not be held liable under this Agreement or under any federal or state trade secret law for such a disclosure.

b) All Confidential Information remains the sole and exclusive property of the Company or other third parties from whom the Company obtained the same. The Consultant acknowledges and agrees that nothing in this Agreement will be construed as granting any rights to the Consultant, by license or otherwise, in or to any Confidential Information disclosed nor in any patents, copyrights, or other intellectual property or proprietary rights therein, excepting only the right to use the same as specified in this Agreement.

c) Upon the expiration or earlier termination of this Agreement, and at any other time upon the Company’s request, the Consultant shall promptly (a) return to the Company (or, at the Company’s option, destroy) all tangible items and embodiments containing or consisting of Confidential Information disclosed by the Company and all copies thereof, and (b) erase all electronic copies of Confidential Information disclosed by the Company contained in the Consultant’s computers and information technology systems, except for one copy of the Confidential Information that may be retained solely for the purpose of compliance and record-keeping. The Consultant shall, upon request, promptly provide the Company with a written certification that the Consultant has complied with its foregoing obligations.

d) Consultant acknowledges that a breach of Consultant’s obligations under this Section may cause the Company irreparable harm for which monetary damages would not be an adequate remedy and therefore the Company shall be entitled to injunctive relief with respect to such breach.

6. Ownership of Deliverables.

a) Consultant agrees that any and all writings, data, analysis, or other deliverables written, created, or prepared by Consultant, alone or with others, for the Company as part of the performance the Services are being created and prepared exclusively for, and shall belong exclusively to, the Company. Consultant has made and will make full and prompt disclosure to the Company of all inventions, and all discoveries, designs, developments, methods, modifications, improvements, ideas, products, processes, algorithms, databases, computer programs, formulae, techniques, know-how, trade secrets, graphics or images, and audio or visual works and other works of authorship (the “Deliverables”), whether or not patentable or copyrightable, that are prepared, developed, suggested, created, made, conceived, or reduced to practice by Consultant for the Company or any of its divisions or Affiliates (alone or jointly with others) or under Consultant’s direction in work performed for the Company during Consultant’s engagement by the Company as a consultant.

b) Consultant hereby grants, conveys, transfers and assigns to the Company all of Consultant’s rights, title, and interest in and to the Deliverables, including but not limited to copyrights and moral rights and similar intellectual property rights (said intellectual property rights shall only relate to information directly associated with said Deliverables and not shall not encumber or otherwise relate to Consultant’s other activities or obligations) whether patentable or not, and to all Deliverables, that were , are, or will be developed, created, prepared, suggested, made, conceived, or reduced to practice during the Consultant’s engagement with the Company (“Company-Related Inventions” and “Company-Related Developments”) and all related patents, patent applications, trademarks and trademark applications, service marks and service mark applications, copyrights and copyright applications, know-how, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”). Consultant acknowledges and agrees that the fees payable for the Services are full and adequate consideration for the foregoing assignment of rights.

c) Consultant has not and will not incorporate, or permit to be incorporated, (a) any inventions or Deliverables that Consultant has conceived, developed or reduced to practice prior to Consultant’s engagement with the Company or independently from Consultant’s engagement with the Company or (b) any Development owned by any third party in any Company-Related Invention, Company-Related Development, Company Intellectual Property Rights, or any Company product or service without Company’s prior written consent.

d) The Consultant will promptly disclose and deliver to the Company for the exclusive use and benefit of the Company all Company-Related Inventions and Deliverables and will irrespective of termination of the Consultant’s engagement give all information and data in their possession as to the exact mode of working, producing and using the same and will also give all such explanations, instructions and documents to the Company to enable the full and effectual working, production or use of the same to enable the Company to exploit the Company-Related Inventions and Company-Related Deliverables and related Intellectual Property Rights to the best advantage (including after the expiry of this Agreement).

e) The Consultant hereby undertakes to keep proper written, recorded, and/or electronic notes and records of all Company-Related Invention, Company-Related Deliverables, and related Intellectual Property Rights and to mark all Company-Related Inventions and Company-Related and Deliverables with such patent, copyright, trade mark and other notices as the Company may require from time to time.

f) The Consultant hereby waives any moral rights that it may have in all Company-Related Deliverables under any applicable laws throughout the world.

g) The Consultant will, without payment (unless otherwise agreed in writing by the Company or to the extent provided in any applicable law) and whether during or after the continuance of the Consultant’s engagement, promptly execute all such further documents and instruments as may from time to time be required by the Company or its nominee that are necessary or desirable to vest absolute legal and beneficial ownership of the Company-Related Inventions, Company-Related Deliverables, and related Intellectual Property Rights in the Company or its nominee and to perfect the Company’s or its nominee’s respective titles thereto and to enable the Company and its nominee to protect and enforce such Intellectual Property Rights including (if requested) assisting in legal proceedings. If the Consultant’s assistance is required in a legal proceeding or other time-consuming matter related to such Intellectual Property Rights, the Consultant shall be reimbursed at a rate to be agreed at the time.

h) Rights and obligations under this clause shall continue in force after the termination of this Agreement and shall be binding upon the Consultant’s heirs and successors, assigns and representatives. Nothing in this Agreement shall oblige the Company to seek patent or other protection for any Intellectual Property Rights nor to exploit or otherwise make use of the Company-Related Inventions or Company-Related Deliverables.

7. Termination. This Agreement will automatically terminate upon the date that the Company appoints a new Chief Executive Officer or the first to occur of the following events, if earlier:

a) The death or disability of Consultant, provided that disability shall mean Consultant’s inability to provide substantially all of the Services required by the Company during any thirty (30) day period due to illness, injury, or bodily or mental infirmity;

b) Upon written notice of termination from the Company to Consultant, given at any time, with or without cause, for any reason or for no reason;

c) Upon fifteen (15) days written notice of termination from Consultant to the Company, given at any time, with or without cause, for any reason or for no reason; and

d) Automatically and with immediate effect if at any time either the Company or the Consultant becomes insolvent or voluntarily or involuntarily bankrupt, or makes an assignment for the benefit of either Party’s creditors or the Consultant dies or in way incapacitated from performing the required services.

8. Post-Termination Obligations. Upon termination of this Agreement, Consultant shall (i) cease providing Services pursuant to this Agreement after the effective date of such termination, (ii) deliver to the Company or to the Company’s designee all materials, information, software, documents, and other work product, in printed, written, electronic or magnetic media, held by Consultant and containing Confidential Information or Deliverables; (iii) return to the Company any and all equipment, documents, software, and information (whether or not the same constitute or include Confidential Information) in printed, written, electronic or magnetic media provided to Consultant by the Company for performance of Services; and (iv) continue to abide by those provisions of this Agreement that survive the termination of this Agreement. Upon termination of this Agreement, the Company shall pay Consultant all fees and approved expenses accrued through the date of termination subject to receipt of a proper invoice from Consultant. The provisions of this Section 7 shall survive termination of this Agreement.

9. Certain Taxes. Consultant shall pay when due any and all federal, state, or local income tax and payroll taxes and any applicable healthcare or retirement fund contributions or payments (collectively “Taxes”) payable with respect to Consultant’s receipt of fees for Services performed or expenses reimbursed under this Agreement. The Company shall not withhold from Consultant, on account of or for payment of Taxes, any fees or expense reimbursements payable under this Agreement. Consultant shall indemnify the Company from and reimburse the Company for any Taxes and other liabilities, costs, and expenses incurred by the Company (including any penalties, interest, or fines arising from non-payment of Taxes) on account of Consultant’s failure to pay any Taxes when due as required by this Section. The provisions of this Section 9 shall survive termination of this Agreement. Insofar as required by applicable law, Consultant shall provide workers compensation or similar insurance to each of Consultant’s employees (if any) in accordance with the relevant state and federal law.

10. Assignment. Consultant’s rights and obligations under this Agreement may not be assigned or subcontracted by Consultant without the prior written consent of the Company.

11. Notices.

Any notice required to be given hereunder shall be deemed to have been properly given if sent by email as follows:

To the Company:

Legal - Andrea Park

Payment – Andrea Park

To the Consultant:

Either Party may change its address for notice at any time, by giving notice to the other Party pursuant to the provisions of this Agreement.

12. Entire Agreement. This Agreement (including Exhibit A) supersedes any and all agreements, either oral or written, between the parties with respect to the rendering of the Services by Consultant for the Company. This Agreement contains all of the representations, covenants, and agreements between the Parties with respect to the rendering of the Services by and compensation of Consultant for performance of the Services.

13. Amendments; Severability. Any amendment or modification of this Agreement will be effective only if it is in writing signed by the Party to be charged. If one or more provisions of this Agreement are held to be unenforceable under applicable law, each such unenforceable provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if each such unenforceable provision were so excluded, and the balance of this Agreement as so interpreted shall be enforceable in accordance with its terms.

14. Delays and Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party to this Agreement, upon any breach or default of any other {arty under this Agreement, shall impair any such right, power, or remedy of such Party nor shall it be construed to be a waiver of, or an acquiescence in, any such breach or default or any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be made in writing, and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law and otherwise afforded to any Party shall be cumulative and not alternative.

15. Publicity. Absent the other Party’s express prior written consent, each Party shall not publish the other Party’s name to endorse any product, service, advertising, sales promotion, or for any other publicity purposes.

16. Use of the Consultant’s Work. Notwithstanding any other provisions of this Agreement, the Company shall not be bound to act or otherwise utilize the Consultant’s advice or materials produced by the Consultant in the performance of the Services.

17. Data Protection. Both Parties will comply with all applicable requirements of all data protection legislation and other laws and regulatory requirements in force from time to time which apply to a party and/or the performance of any Services relating to the use of personal data relating to identifiable individuals (including, without limitation, the privacy of electronic communications).

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Counterparts, including the signatures thereon, delivered as a facsimile or pdf attachment to an email shall be considered an original.

19. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to conflict of laws principles.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

The Parties have executed this Agreement on the date first above written.

“COMPANY”		“CONSULTANT”

AgeX Therapeutics, Inc.

	/s/ Andrea Park		/s/ Joanne Hackett
Name:	Andrea Park	Name:	Joanne Hackett
Title:	CFO	Title:	Consultant
Date:	8/9/2023	Date:	8/9/2023

EXHIBIT A SERVICES AND FEES

Services

The Services to be provided by Consultant shall be as follows:

●	Serving as Interim Chief Executive Officer.

Fees

As compensation for performing Services, the Company shall pay Consultant a fee in the amount of $160,000 per year. In addition, subject to the completion of the Reverse Bio spinoff and approval of the Company’s Board of Directors, it is expected that Consultant shall be granted a stock option award in an amount determined by the Board of Directors and commensurate with Consultant’s role.